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                                                           Registered
[LOGO] ALLMERICA    Allmerica         440 Lincoln Street   Representative's
       FINANCIAL(R) Investments, Inc. Worcester, MA 01653  Agreement
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Allmerica Investments, Inc. ("Company") hereby appoints ________________________
("Registered Representative") for the purpose of selling and servicing variable contracts offered by Allmerica Financial Life Insurance and Annuity Company, mutual funds, limited partnerships and other investment products and services (collectively "Investment Products and Services") offered and distributed by Company. Registered Representative will submit Investment Products and Services business through the office of _________________________________________________
("General Agent") or successor at ______________________________________________
("Agency") or successor. This appointment is effective as of the date accepted by Registered Representative and acknowledged by General Agent.

1. DUTY OF COMPLIANCE/SUPERVISION: Registered Representative is assigned to the above named Agency and General Agent for the purposes of training, supervision and recordkeeping. Registered Representative agrees to comply with all of the applicable laws, rules and regulations of the Securities and Exchange Commission (SEC), National Association of Securities Dealers, Inc. (NASD) and all other applicable federal and state insurance and securities laws and regulations.

      Registered Representative agrees to comply with all procedures and requirements outlined in Company manuals, memoranda and other publications as may be amended from time-to-time.

      Registered Representative agrees to abide by Company's Compliance Program including his/her mandatory attendance, on at least an annual basis, at Agency's Compliance Meeting(s) and/or Interview(s). Failure to attend Compliance Meeting and/or Interview is grounds for immediate termination for cause.

2. LIMITATIONS OF AUTHORITY: Registered Representative may not delegate any authority granted under this Agreement and shall not appoint any solicitors or subagents to act on his/her behalf. Registered Representative may not sign and/or submit any customer applications or orders on behalf of any individual who is not fully qualified as a Registered Representative of Company.

      Registered Representative will only offer for sale those Investment Products and Services for which he/she is properly NASD registered, securities-licensed through Company and, if required by state law, state insurance-licensed through Allmerica Financial Life Insurance and Annuity Company, and for which Company has fully executed sales agreements with the sponsor or issuer. To participate in the sale of Investment Products and Services for which no agreement has been executed is to "sell-away" from Company and is grounds for immediate termination of this Agreement upon written notice to Registered Representative.

      Registered Representative will maintain his/her NASD registration solely through Company and will provide full disclosure to Company of his/her background. Registered Representative agrees to notify Company immediately of any matter requiring disclosure on the NASD Form U-4, Uniform Application for Securities Industry Registration, including but not limited to any income generating business activity, other than personal, passive investment, which is outside the scope of Registered Representative's Agreement with Company.

      Customer accounts or applications may only be accepted on behalf of Company based on approval by a Home Office principal. Registered Representative has no authority to accept any risk on Company's behalf, to incur any indebtedness or liability on behalf of Company and understands and agrees to Company's prohibition against assuming discretionary authority over client investments.

3. ASSIGNABILITY: No assignment, sale or transfer of this Agreement or any of the rights, claims or interests under it may be made by Registered Representative without the prior written consent of Company. Such assignment, sale or transfer by Registered Representative without written consent of Company will immediately make this Agreement void, and will be a release in full to Company of any and all of its obligations hereunder.

4. SUBMISSION OF APPLICATIONS/ACCOUNTING FOR FUNDS COLLECTED: All applications and/or payments collected by Registered Representative on behalf of Company or any issuer or sponsor are to be delivered immediately to Registered Representative's Agency no later than noon of the business day following receipt by Registered Representative.

      Investment Product and Services purchase checks are to be client personal checks, cashier's checks or money orders made payable to either the Company, appropriate issuer, sponsor or other designated agent. Such checks may not be made payable to Registered Representative, General Agent or any personal or Agency account.

5. SUITABILITY/RESPONSIBILITY TO EXPLAIN INVESTMENT PRODUCTS: Registered Representative agrees to make Investment Product and Services recommendations to clients only after obtaining sufficient information regarding a client's financial background, goals and objectives so as to make a reasonable determination that the proposed Investment Product and/or Service is suitable based on such background, goals and objectives. Registered Representative agrees to fully explain the risks, terms and conditions of the purchase of an Investment Product or Service and that he/she will not make untrue statements, interpretations, misrepresentations nor omit or evade material facts concerning such Investment Product or Service.

6. DISTRIBUTION AND USE OF ADVERTISING MATERIAL, CORRESPONDENCE: Registered Representative agrees not to directly or indirectly use or distribute any advertising or sales literature material (including but not limited to prospectuses, illustrations, circulars, form letters or postal cards, business cards, stationery, booklets, schedules, broadcasting and other sales material of any kind) concerning Company and/or the offering of Investment Products and Services of any kind until the material has been approved by Company in writing.

      Registered Representative also agrees to provide to General Agent copies of all correspondence pertaining to the solicitation of execution of any Investment Products and Services transaction, and to any other aspect of his/her Investment Products and Services business in order to allow for the review and endorsement of the correspondence in writing, on an official internal record of Company by a registered principal located at Home Office.

SMAE-050NS (11/95)
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7.    RECORDKEEPING: Registered Representative agrees, in accordance with
      Company guidelines and requirements, to cooperate in the maintenance of complete customer account files and other records at the assigned Agency which pertain to the conduct of Investment Products and Services business through Company. Customer account files of Registered Representative are to be considered the property of Company and are not to be taken from the immediate Agency premises for any purpose.

8. COMMISSIONS: Commissions for the sale of Investment Products and Services offered or effected by Registered Representative will be paid after compensation for those sales is paid to Company. Commissions for Investment Products and Services will be paid at the rates established and published by Company.

      Commissions may be changed by Company at any time without advance notice. However, this policy shall not be applied retroactively to divest any Registered Representative of specific commission amounts already due him/her.

      Registered Representative agrees not to share commissions with non-qualified representatives or with clients.

      Under certain circumstances, i.e., termination of agents subject to variable contract commission vesting, retirement or death, Registered Representative or his/her estate may be entitled to receive continuing commissions from Company for transactions conducted prior to the cessation of his/her service with Company. Continuing commissions will be paid based on vesting schedules established and published by Company, as may be amended from time-to-time.

      If Company or any issuer or sponsor returns or waives payments on any application or order, commissions will not be due or payable on the payments. Registered Representative shall repay to Company on demand any commissions already received by Registered Representative with respect to such returned or waived payments.

      Where cancellation of any Investment Products and Services order results in expense or loss to Company, Registered Representative is liable for reimbursement to Company of the expense or loss including but not limited to any sales charge levied by an issuer and any decline in the price of an Investment Product, as of the time of cancellation.

      In the event Registered Representative becomes party to a Career Builder Supplemental Agreement (Supplemental Agreement) with First Allmerica Financial Life Insurance Company ("First Allmerica"), and its affiliate, Allmerica Financial Life Insurance and Annuity Company, commissions payable under this Registered Representative's Agreement will be credited to the Reserve Account described in such Supplemental Agreement during the period such Supplemental Agreement is in effect and will be paid to Registered Representative only as provided therein.

      Company reserves the right to pay commissions to the Registered Representative for Investment Products and Services sold or performed by utilizing one check issued by Allmerica Financial or one of its wholly-owned subsidiaries. Such check may also contain compensation for traditional life, health and disability policies as well as other products and services sold by Registered Representatives through Allmerica Financial.

9. RIGHT OF OFF-SET: Company, for its own benefit and/or the benefit of its affiliates, will have a lien on any commissions and other compensation payable under this Agreement, and may deduct any monies owed Company or affiliates from such commissions or other compensation to the extent permitted by law.

10. TERMINATION FOR CAUSE: If Registered Representative withholds or misappropriates monies, securities, certificates, payments, receipts, "sells-away," commits any willful or dishonest act which, in the sole discretion of Company, is detrimental to Company, or fails to comply with any of the conditions, duties or obligations of this Agreement, this Agreement will immediately terminate without notice.

11. TERMINATIONS WITHOUT CAUSE: Registered Representative or company may terminate this Agreement without cause during the first twelve (12) months following the date this Agreement is executed by providing ten (10) days' notice in writing to the other party of the intention to terminate. After the first twelve (12) months, Registered Representative or Company may terminate this Agreement without cause upon thirty (30) days' notice in writing of the intention to terminate.

      In the event Registered Representative terminates his/her Career Agent Agreement with First Allmerica Financial Life Insurance Company, this Agreement will be terminated upon written notice as described herein.

12. RELATIONSHIP OF PARTIES: Nothing contained in this Agreement is to be construed to create the relationship of employer and employee between Company and Registered Representative or between Company's General Agent and Registered Representative. Registered Representative shall exercise his/her own judgment concerning the individual(s) to whom he/she will solicit Investment Products and Services as well as the time, place and manner of the solicitations. Registered Representative, however, shall comply with all applicable laws, rules and regulations of the SEC, NASD, federal and state authorities as well as Company's rules, regulations and procedures concerning the conduct of Investment Products and Services business, as may be amended from time-to-time.

13. EFFECTIVENESS OF CONTRACT: This Agreement constitutes the entire contract between Registered Representative and Company.

      Registered Representative accepts the appointment, subject to all of the conditions and provisions set forth in this Agreement. This Agreement supersedes all previous agreements, whether oral or written between the parties, and no modification, except to attached Compensation Schedules (if any), will be valid unless made in writing and signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned on the ____________________________________ day of

_________________________ ,19 _______.           Allmerica Investments, Inc.


                                                 By__________________________

__________________________________               ____________________________
    Registered Representative                            General Agent